UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 8, 2021

SIMPLICITY ESPORTS AND GAMING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-38188	82-1231127
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7000 W. Palmetto Park Rd., Suite 505

Boca Raton, FL 33433

(Address of Principal Executive Offices)

(855) 345-9467

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Definitive Agreement.

ADVANCED® Exclusive Energy Drink Distribution Agreement

On September 8, 2021, Simplicity Esports and Gaming Company (the “Company”) entered into an Exclusive Energy Drink Distribution Agreement with Advanced, LLC, a Minnesota limited liability company (“ADVANCED®”) pursuant to which Advanced granted the Company exclusive rights to sell and distribute certain ADVANCED® products across the Company’s nationwide network (the “Agreement”).

Pursuant to the Agreement, ADVANCED® granted the Company an exclusive right to distribute certain products of ADVANCED®, which is a producer of gaming supplements specifically tailored for video game players, within a 50-mile radius of each of the Company’s PLAYlive esports gaming centers (which are owned or franchised by our wholly owned subsidiaries Simplicity Esports LLC or PLAYlive Nation, Inc.). In addition, without exclusivity, the Company may sell ADVANCED® products online via its corporate websites.

In consideration for the Company’s distribution and marketing know-how and resources, ADVANCED® agreed to pay the Company $1,000 per month for each retail outlet participating in the Agreement as listed on Exhibit B, through which the Company will distribute of ADVANCED® products. While these fees will accrue monthly, they will be payable by ADVANCED® in advance on a quarterly basis, within thirty (30) days of the end of each quarter during the term of the Agreement.

During the term of the Agreement, the Company agreed to purchase at least $1,000 per month of ADVANCED® products for each retail sales outlet participating in this Agreement (which consist of certain PLAYlive locations set forth in Exhibit B to the Agreement). ADVANCED® agreed to provide the Company with a 50% discount off Manufacturer’s Suggested Retail Price (“MSRP”) for all ADVANCED® supplement products and 35% off MSRP for all ADVANCED® shaker products distributed by the Company under the Agreement.

The term of the Agreement commenced upon on September 8, 2021 and will continue for a twenty-four (24) month period. Unless terminated, the term of the Agreement will automatically renew at the end of the initial term for additional 12-month terms. Either party may elect not to renew the Agreement upon notice to the other party at least sixty (60) days prior to the end of the initial term or a renewal term.

The Agreement may be terminated at any time upon the mutual written agreement of the parties, or by either Party upon thirty (30) days’ prior written notice to the other party upon the material breach by the other party of any of its covenants, agreements, representations or warranties set forth in the Agreement, unless such breach is cured within such thirty (30) day notice period. Additionally, the Agreement may be terminated by either party upon, among other things, the discontinuance, dissolution, liquidation and/or winding up of the other party’s business,

Finally, the Agreement may be terminated by either party for any reason upon not less than ninety (90) days advance written notice to the other party.

Upon termination, all rights and licenses granted by either party to the other under the Agreement will terminate and the Company will cease the sale of ADVANCED® products pursuant to the Agreement.

The Agreement contains certain customary representations, warranties, indemnification provisions, and non-circumvention provisions that are typical in licensing agreements such as the Agreement.

The description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 hereto and are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On September 8, 2021, the Company issued a press release relating to the Company’s entry into the Agreement described in Item 1.01 in this Current Report.

The information included in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth under this Item 7.01 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Exclusive Energy Drink Distribution Agreement dated September 8, 2021 between the registrant and Advanced, LLC
99.1	Press release dated September 8, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMPLICITY ESPORTS AND GAMING COMPANY

Date: September 9, 2021	By:	/s/ Roman Franklin
Roman Franklin
Chief Executive Officer